 QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Bemis Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[LOGO]

March 28, 2000

Dear Stockholders:

    This year we are holding the Annual Meeting of Bemis Company, Inc. in our "old" location: The Main Lounge of the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota. The meeting will be held on Thursday, May 4, 2000, at 9:00 a.m. You are cordially invited to attend. There will be a report on Bemis results in 1999 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can attend the meeting, please take the time to vote your proxy.

    On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

Sincerely,
[/S/ JOHN H. ROE, III] John H. Roe, III Chairman and Chief Executive Officer

BEMIS COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 4, 2000

    The Annual Meeting of Stockholders of Bemis Company, Inc. will be held The Main Lounge of the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota, on Thursday, May 4, 2000, at 9:00 a.m., Central Daylight Time, for the following purposes:

  1.
  To elect three directors for a term of three years.

  2.
  To vote on ratification of the appointment of PricewaterhouseCoopers LLP, as independent auditors of the Company.

  3.
  To transact such other business as may properly come before the meeting.

    Only stockholders of record at the close of business March 17, 2000, will be entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors
[/S/ SCOTT W. JOHNSON] Scott W. Johnson, Secretary

March 28, 2000

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

BEMIS COMPANY, INC.
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 4, 2000

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

    The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company"), in connection with the Annual Meeting of Stockholders to be held on Thursday, May 4, 2000. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

    All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone, by telecopy, by internet, or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation. The Company has engaged the firm of Morrow & Co., Inc. to assist in the proxy solicitation effort at a total anticipated cost of approximately $6,500.

    The mailing address of the principal executive offices of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This Proxy Statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 28, 2000.

RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

    Only stockholders of record at the close of business March 17, 2000, will be entitled to vote at the meeting. As of that date, the Company had outstanding 53,099,944 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

    As set forth below, at the meeting stockholders will elect a class consisting of three directors for a three-year term expiring in 2003. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election of directors to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The three nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 2003.

    Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the three nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

OWNERSHIP OF THE COMPANY'S SECURITIES

    The only person known to the Company to beneficially own as of March 17, 2000, more than 5 percent of the outstanding Common Stock of the Company, is set forth in the following table.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares
U.S. Bancorp 601 Second Avenue South Minneapolis, Minnesota 55402	3,349,980	(1)	6.40%

(1)
Based on information as of December 31, 1999, contained in a Form 13G filed by such beneficial owner with the Securities and Exchange Commission. This includes 2,384,468 shares held as Trustee of the Bemis Investment Incentive Plan 401(k).

    Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of February 29, 2000, by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this Proxy Statement, and all directors and executive officers of the Company as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)(2)		Percent of Outstanding Shares
John G. Bollinger	6,000		*
William J. Bolton	5,000		*
Winslow H. Buxton	6,000		*
Jeffrey H. Curler	752,909	(3)	1.4%
Benjamin R. Field	285,792		*
Robert A. Greenkorn	40,000		*
Scott W. Johnson	244,888		*
Loring W. Knoblauch	8,923		*
Nancy P. McDonald	297,538	(4)	*
Robert F. Mlnarik**	284,725		*
Roger D. O'Shaughnessy	16,000		*
Edward N. Perry	64,917		*
John H. Roe	1,686,387	(5)	3.2%
Thomas L. Sall	173,698		*
C. Angus Wurtele	10,000		*
All Directors and Executive Officers as a Group (18 persons)	3,941,496		7.4%

*
Less than 1 percent (1%).

**
Mr. Mlnarik retired as a member of the Board February 3, 2000, and retired as an officer and employee of the Company on February 29, 2000.

(1)
Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.

(2)
Includes shares which the following persons have a right to acquire upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan and the 1994 Stock Incentive Plan as follows: John G. Bollinger (5,000 shares); William J. Bolton (5,000 shares) Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (301,602 shares); Benjamin R. Field (127,438 shares); Scott W. Johnson (152,766 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald (5,000 shares); Robert F. Mlnarik (174,363 shares); Roger D. O'Shaughnessy (5,000 shares); Edward N. Perry (5,000 shares); John H. Roe (498,412 shares); Thomas L. Sall (80,150 shares); C. Angus Wurtele (5,000 shares); and

  all directors and executive officers as a group (1,485,326 shares). Also includes grants under the 1994 Bemis Stock Incentive Plan made subject to restrictions which have not as yet lapsed to Thomas L. Sall (20,000 shares) and to all executive officers as a group (37,000 shares). Also includes performance based restricted stock award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H. Curler (20,721 shares); Benjamin R. Field (13,008 shares); Scott W. Johnson (13,008 shares); John H. Roe (33,882 shares); Thomas L. Sall (3,672 shares); and all directors and executive officers as a group (94,754 shares). Also includes grants under the Company's Time Accelerated Restricted Stock Award Program (TARSAP) as follows: Jeffrey H. Curler (36,129 shares); Benjamin R. Field (32,275 shares); Scott W. Johnson (44,448 shares); John H. Roe (163,954 shares); Thomas L. Sall (20,843 shares); all executive officers as a group (312,735 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Jeffrey H. Curler (11,818 shares); Benjamin R. Field (11,224 shares); Scott W. Johnson (1,603 shares); Robert F. Mlnarik (6,040 shares); John H. Roe (14,952 shares); Thomas L. Sall (6,173 shares); and all directors and executive officers as a group (61,659 shares).

(3)
Includes 124,054 shares in a trust of which Mr. Curler is a co-trustee.

(4)
Includes 164,066 shares in trusts in which Mrs. McDonald has a beneficial interest.

(5)
Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 72,414 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest.

INFORMATION WITH RESPECT TO DIRECTORS

    Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated three persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2003 and will serve until their successors have been duly elected and qualified.

Director Nominees for Terms Expiring in 2003

WINSLOW H. BUXTON, 60	Director Since 1993
Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment and specialty products. He has been President and Chief Executive Officer since 1992 and Chairman since 1993. He is a director of Pentair and Toro Company. He is Chair of the Compensation Committee and a member of the Executive and Finance Committee and the Nominating Committee.
JOHN G. BOLLINGER, 64	Director Since 1999
Professor Bollinger is John Bascom Professor of Industrial Engineering and Dean Emeritus of the College of Engineering, University of Wisconsin, Madison, a status he assumed in 1999, after serving as Dean for the previous 18 years. He is a director of Andrew Corporation, Kohler Company and Berbee Information Networks Corporation. He is a member of the Nominating Committee.
WILLIAM J. BOLTON, 53	Director Since 2000
Mr. Bolton is Executive Vice President of SUPERVALU, Inc. and President and Chief Operating Officer Corporate Retail. SUPERVALU is a leading food distribution and food retailing company. He has held these positions since 1997. From 1995 to 1997 he was Chairman and Chief Executive Officer of Bruno's, a supermarket company. He is a member of the Nominating Committee.

Directors Whose Terms Expire in 2001
NANCY PARSONS McDONALD, 61	Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the past five years. She is Chair of the Community Relations Committee and a member of the Audit Committee and the Nominating Committee.
JEFFREY H. CURLER, 49	Director Since 1992
Mr. Curler is President of the Company, a position he has held since 1996, and Chief Operating Officer, a position he has held since 1998. From 1982 to 1995 he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is also a director of Valspar Corporation and is a member of the Executive and Finance Committee.
C. ANGUS WURTELE, 65	Director Since 1994
Mr. Wurtele was a Senior Executive Officer of Valspar Corporation including 25 years as Chief Executive Officer, a position from which he retired in 1995. He retired as a director of Valspar on February 29, 2000. He remains a director of General Mills, Inc. and American Express AXP Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and is Chair of the Nominating Committee.
ROGER D. O'SHAUGHNESSY, 57	Director Since 1997
Mr. O'Shaughnessy is President and Chief Executive Officer of Cardinal IG Company, a private manufacturer of glass, including insulating glass units for window manufacturers. He has held this position for more than the past five years. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.
Directors Whose Terms Expire in 2002
JOHN H. ROE, 60	Director Since 1978
Mr. Roe is Chairman, a position he has held since 1996, and Chief Executive Officer of the Company, a position he has held since 1990. He is also a director of the Andersen Window Company. He is Chair of the Executive and Finance Committee.
EDWARD N. PERRY, 53	Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982 and has been a partner at Perkins, Smith & Cohen, LLP since 1990. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.
LORING W. KNOBLAUCH, 58	Director Since 1993
Mr. Knoblauch became President and Chief Executive Officer of Talon Automated Equipment Company in 1997. Talon is a manufacturer of food processing equipment. From 1994 to 1997, Mr. Knoblauch was President-International of Hubbell Incorporated a manufacturer of electrical products for the construction industry and electric power companies. He is Chair of the Audit Committee and a member of the Nominating Committee.

Compensation of Directors

    Each director who is not an officer of the Company is paid an annual fee of $40,000. The chairs of the Committees of the Board receive an additional $2,500. Under the Company's Long-Term Deferred Compensation Plan, directors may defer all, or a part of, their compensation and four directors elected to do so in 1999. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors with an exercise price equal to the market value on the date of grant. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

    None of the Company's directors receives any additional fees for attending meetings or for any other reason or consultancy compensation of any kind for services to the Company, nor does any director receive any pension or retirement benefit for services rendered as a director.

The Board of Directors and Its Committees

    The Board of Directors held six meetings and took action by written resolution once during the year ended December 31, 1999. All directors attended at least 75 percent of Board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

    The Executive and Finance Committee did not meet in 1999. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

    The Audit Committee held three meetings in 1999. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

    The Community Relations Committee held one meeting in 1999. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

    The Compensation Committee held three meetings and took action by written resolution once in 1999. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

    The Nominating Committee held three meetings in 1999. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the Securities and Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to 1999 and on written representations from the Company's directors and executive officers, all required reports were filed on a timely basis during 1999.

CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

    During 1999, the Company's subsidiaries, Curwood, Inc. ("Curwood"), Banner Packaging, Inc. ("Banner") and Milprint, Inc., purchased, at market competitive prices, approximately $6,599,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. Centracor also acts as a distributor for Curwood and in 1999, purchased $488,000 of product from Curwood. Centracor is owned by Michael Curler, brother of Jeffrey H. Curler.

    During 1999, the Company's subsidiaries, Curwood, Banner and Perfecseal Mankato Corporation, purchased, at market competitive prices, approximately $10,359,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Pacur, Inc. Ron Johnson, brother-in-law of Jeffrey H. Curler, is President of Pacur, Inc.

    During 1999, the Company's subsidiary Curwood purchased, at market competitive prices, approximately $81,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

    At the request of the Audit Committee, consisting entirely of outside directors, PricewaterhouseCoopers LLP conducted a review of the above transactions. Based on PricewaterhouseCoopers LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

EXECUTIVE COMPENSATION

    The following table shows and sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of its five other most highly compensated executive officers during the last three years.

SUMMARY COMPENSATION TABLE
As of December 31, 1999

Long-Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position				Restricted Stock Awards(2)	Stock Options	LTIP Payouts(2)		All Other Compensation(3)
	Year	Salary	Bonus(1)
John H. Roe Chief Executive Officer	1999 1998 1997	$700,000 600,000 560,000	$874,650 279,000 347,424	24,331 9,416 10,503	35,405 — —	$	— — 3,524,800	13,645 11,764 11,675
Jeffrey H. Curler President	1999 1998 1997	$500,000 440,000 400,000	$542,063 184,140 223,344	14,897 6,215 6,752	21,676 — 75,000	$	— — 1,762,400	5,737 6,520 6,431
Robert F. Mlnarik Vice Chairman	1999 1998 1997	$425,000 410,000 375,000	$413,897 158,875 293,875	— 55,341 5,838	— — —	$	— — 1,762,400	5,884 7,425 11,550
Thomas L. Sall Vice President	1999 1998 1997	$375,000 300,000 242,000	$365,203 150,253 132,526	9,310 3,672 —	13,548 — 50,000	$	— — 440,600	9,851 7,805 7,231
Scott W. Johnson Senior Vice President	1999 1998 1997	$325,000 300,000 275,000	$298,594 136,594 133,645	6,455 3,672 4,023	9,393 — —	$	— — 881,200	5,192 5,427 5,120
Benjamin R. Field Senior Vice President	1999 1998 1997	$325,000 300,000 275,000	$298,594 120,203 133,645	32,275 3,672 4,023	45,536 — —	$	— — 440,600	13,402 14,972 9,970

(1)
Includes, for the years indicated, performance bonuses earned pursuant to the Bemis Executive Incentive Plan which were paid out in early February of the following year. See "Report of the Compensation Committee" herein. Mr. Mlnarik's 1997 bonus amount includes an additional bonus of

  $100,000 based on his contribution to the Company's efforts in preparing for, and selling, its packaging machinery operations.

(2)
Until 1991, executive officers regularly participated in a broadly based Restricted Stock Award Program which was not performance based. Non-executive officers participated both before and after 1991. Mr. Mlnarik participated in the program in 1998 and received 50,000 shares which had an aggregate value of $2,146,875 on the date of grant based on the Company's closing market price on that date. Grantees receive the stock upon the expiration of the restrictive period (usually six years). The payout amounts shown above for 1997 were for awards made in late 1991. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. As of December 31, 1999, 173 grantees (including Messrs. Mlnarik and Sall) held grants for 885,051 shares of restricted stock that was not performance based with an aggregate value of $30,866,153.62, based on the Company's closing market price on such date. The six named executive officers also hold performance based restricted stock awards which were awarded in 1996, 1997 and 1998. The awards shown for 1997 and 1998 are pursuant to this program (except for the 50,000 shares received by Mr. Mlnarik in 1998 as explained above). The Performance Based Restricted Stock Award Program is described in the "Report of the Board Compensation Committee" herein. Commencing January 1, 1999, the Long-Term Compensation Component of the executive officers total compensation package was modified. The restricted stock awards shown for 1999 are five-year Time Accelerated Restricted Stock Awards with a possible payout (in whole or in part) after three years upon the Company achieving certain pre-established performance targets. See "Report of the Compensation Committee" herein.

(3)
All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan, the Company's 401(k) plan, in the following respective amounts for 1999: John H. Roe $10,431 and $3,214; Jeffrey H. Curler $2,508 and $3,229; Robert F. Mlnarik $2,655 and $3,229; Thomas L. Sall $6,726 and $3,125; Scott W. Johnson $1,947 and $3,245; and Benjamin R. Field $10,157 and $3,245.

STOCK OPTIONS

    The following table summarizes option grants made during 1999 to the executive officers named in the Summary Compensation Table.

OPTION GRANTS IN 1999

					Potential Realizable Value At Assumed Annual Rates Of Stock Appreciation for Option Term(3)
Name	Options Granted(1)	Percent Of Total Options Granted(2)	Exercise Price	Expiration Date
					5%	10%
John H. Roe	35,405	25.6%	$37.6250	01/01/09	$836,266	$2,122,884
Jeffrey H. Curler	21,676	15.7%	$37.6250	01/01/09	512,898	1,299,693
Robert F. Mlnarik	—	—	$37.6250	01/01/09	—	—
Thomas L. Sall	13,548	9.8%	$37.6250	01/01/09	320,573	812,338
Scott W. Johnson	9,393	6.8%	$37.6250	01/01/09	222,257	563,204
Benjamin R. Field	45,536	32.9%	$37.6250	01/01/09	1,031,937	2,730,339

(1)
Options vest over the first three years of the ten-year period option term, except for Mr. Field whose option vests one year from date of grant. The options were granted at the fair market value of the shares subject to the option on the date of grant.

(2)
Reflects the percent of options granted to all employees during the year.

(3)
Potential realized values shown above represent the potential gains based upon annual compound price appreciation of 5 percent and 10 percent from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

    The following table shows the option exercises in 1999 and the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 1999.

OPTION EXERCISES IN 1999
AND AGGREGATED YEAR END OPTION VALUES

	Options Exercised In 1999(1)		Number Of Unexercised Options At Year End		Value Of Unexercised In-The-Money Options At Year End(2)
Name	Shares Acquired	Value Realized	Presently Exercisable	Not Presently Exercisable	Presently Exercisable	Not Presently Exercisable
John H. Roe	100,000	$2,487,500	273,853	35,405	$3,583,652	0
Jeffrey H. Curler	—	—	224,363	46,676	2,433,972	0
Robert F. Mlnarik	—	—	174,363	0	2,433,972	0
Thomas L. Sall	—	—	33,333	30,215	0	0
Scott W. Johnson	—	—	91,902	9,393	1,109,805	0
Benjamin R. Field	—	—	81,902	45,536	796,991	0

(1)
Value of exercised options is calculated by determining the difference between the fair market value of the shares underlying the options at the date of exercise and the exercise price of the options.

(2)
Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1999 ($34.875 per share) and the exercise price of the options except for the options which have an exercise price higher than the fair market value of Bemis shares at December 31, 1999, which options are valued at zero (0).

LONG-TERM INCENTIVE PLANS-AWARDS IN 1999

			Estimated Future Payouts Under Non-Stock Price-Based Plans (# of Shares)
Name	Number of Shares, Units or Other Rights Granted	Performance or Other Period Until Maturation or Payout
			Threshold(1)	Maximum(1)
John H. Roe	24,331	Five Years	24,331	24,331
Jeffrey H. Curler	14,897	Five Years	14,897	14,897
Robert F. Mlnarik	0	—	—	—
Thomas L. Sall	9,310	Five Years	9,310	9,310
Scott W. Johnson	6,455	Five Years	6,455	6,455
Benjamin R. Field	32,275	Five Years	32,275	32,275

(1)
Grantees of Time Accelerated Restricted Stock Awards under the 1994 Bemis Stock Incentive Plan ("Awards") are eligible to receive all of the shares upon the expiration of a five-year restrictive period. If the Company achieves certain performance measures in three years, grantee may then receive from zero to 100 percent of their award according to a matrix. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. See "Report of the Compensation Committee" herein.

MANAGEMENT AGREEMENTS

    The Company has Management Agreements (Agreements) with Mr. Roe and the other executive officers that become effective only upon a Change of Control (as defined in the Agreements). If, following a Change of Control, an executive officer involuntary is terminated or constructively involuntarily terminated (as defined in the Agreements), such executive officer will be entitled:

       (i) to immediately receive from the Company or its successor, a cash payment in an amount equal to three times the sum of (1) the salary received by the executive during the last preceding calendar year and (2) the highest annual bonus award (BEIP) received by the executive during the previous five years; and

      (ii) for three years after the "Involuntary Termination" or "Constructive Involuntary Termination", to participate in any health, disability and life insurance plan or program in which the executive was entitled to participate immediately prior to the Change of Control Event; but notwithstanding anything to the contrary above, the executive shall not be entitled to benefits under subparagraph (i) or (ii) above for any time following the executive's sixty-fifth (65th) birthday.

REPORT OF THE BOARD COMPENSATION COMMITTEE

    The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for establishing executive compensation policies and setting the total compensation for all officers, including the most highly compensated officers named in the accompanying tables. Since 1989, the Committee has utilized the services of the firm of Towers Perrin as compensation consultants. The following report describes the Company's executive compensation philosophy and programs, including the changes the Committee implemented in December 1998 effective for 1999 and beyond. It also discusses the factors considered by the Committee in determining the compensation of the Company's Chief Executive Officer and the other officers for 1999.

PHILOSOPHY

    The Company's executive compensation philosophy has remained the same for several years: to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help meet this important objective.

    The guiding principles of the Company's officer compensation program are:

  •
  Create a strong and direct link between officer compensation and the Company's financial and stock performance.

  •
  Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results.

  •
  Create a significant and meaningful long-term incentive tied to the Company's long-term growth, financial success and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long-range planning.

PROGRAM COMPONENTS PRIOR TO 1999

    In 1998, the Committee asked Towers Perrin to conduct a comprehensive review of the Company's executive compensation philosophy and programs. The last such review was conducted by Towers Perrin in 1995. To understand the significance of the changes recommended in 1998, it is necessary to understand the compensation program established as a result of the 1995 study.

    In 1995, Towers Perrin reviewed executive base salaries, bonus and long-term compensation programs of Fortune 500 manufacturing companies which Towers Perrin and the Committee deemed to be comparable to the Company. Factors that the Committee believed to be determinative in selecting comparison companies included size, type of business and geographic location. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the total return performance graph in the Proxy Statement because the peer index companies had such a large range in sales volume ($200,000,000 to over $6,000,000,000) that an executive compensation comparison using those companies would be inappropriate. On the basis of this analysis, the Committee made certain adjustments in both salary and long-term compensation in 1995, which remained substantially constant through 1998.

    The following executive compensation program from 1995 through 1998 set the target total cash compensation (salary plus bonus) for officers, including the Chief Executive Officer, at the fiftieth percentile of equivalent positions for the comparison companies. The bonus opportunity for the Chief Executive Officer was 60 percent of salary at target performance. The bonus opportunity for other officers ranged from 30 to 54 percent. The bonus would be increased 10 percent if net sales increased by a specified amount. The Committee also reserved the right to increase or decrease bonuses for the Chief Executive Officer and all other officers by up to 50 percent based on individual performance. Stock options were granted to officers every three years and performance-based restricted stock awards were granted annually.

PROGRAM CHANGES EFFECTIVE IN 1999

    As a part of their 1998 review, Towers Perrin evaluated all of the Company's officer positions and compensation compared to the Company's compensation philosophy and guiding principles as well as competitive compensation practices. The 1998 update was also based on comparable Fortune 500 manufacturing companies utilizing the same factors as were used in 1995.

    On the basis of this review, Towers Perrin reported several findings to the Committee. First, the Company's base salaries were generally appropriate, except for the Chief Executive Officer, whose salary was somewhat below equivalent positions at comparable companies. Second, bonuses for all officers were low based on corporate performance and program objectives. Third, long-term incentive compensation was significantly below the market for all officer positions. The Committee reviewed the Towers Perrin report and met with them to discuss their findings. The Committee then made the following changes to officer compensation, which became effective for 1999.

Annual Compensation Component

    The target total cash compensation (salary plus bonus) for officers was left at the fiftieth percentile of comparable companies. This required changing the Chief Executive Officer's compensation to increase both salary and bonus opportunity. Salaries and bonus opportunities for the other officers were increased by lesser amounts. The Committee tied achievement of a 100 percent bonus payout to the increase in the Company's earnings per share over 1998. The Committee also provided an additional 10 percent bonus opportunity tied to the increase in the Company's sales over 1998. The Committee reserved the right to decrease the Chief Executive's or President's bonus and to decrease or increase any other officer's bonus based on individual performance.

Long-Term Component

    Towers Perrin's analysis demonstrated that the Company's long-term compensation programs were significantly behind the market for all levels of corporate performance. On Towers Perrin's recommendation, the Committee acted in 1998 (effective for 1999), to: (i) increase the levels of long-term incentive awards to better reflect competitive levels; (ii) replace the existing performance-based restricted stock award plan with a more traditional Time Accelerated Restricted Stock Award Program (TARSAP) having a three-year performance component; and (iii) award stock option grants annually. Also, for several years the Committee had discussed the advisability of making long-term stock-based incentive grants to officers over age 60. In December 1998, the Committee also decided that the Company and the Senior Executives would be best served by a program which provided a significant incentive to the Senior Executive late in his/her career, and a vehicle for an amicable parting should the Senior Executive "stay on" when his/her effectiveness had diminished. The Age 60 Program awards to corporate officers who are approaching age 60, a final long-term stock-based compensation package. The package is five times the award the person would otherwise have received. It is based on the salary the person will have in the succeeding year, and is the last long-term award the person will be granted. This program was implemented effective January 1, 1999, for one Senior Executive and was utilized for two Senior Executives, including Mr. Roe effective January 1, 2000.

MR. ROE'S COMPENSATION FOR 1999

    Mr. Roe's base salary was increased effective January 1, 2000 to $735,000 from $700,000, which was his salary throughout 1999. Mr. Roe received a bonus of $874,650, in February 2000, with respect to his efforts in 1999 (compared with a bonus of $279,000 the previous year). The bonus paid to Mr. Roe was the direct result of the Company increasing its earnings per share and achieving results which, in the Compensation Committee's judgment, warranted Mr. Roe receiving this bonus. As of January 1, 2000, pursuant to the Age 60 Program, the Committee granted Mr. Roe his final stock-based compensation awards. They included a TARSAP for 139,623 shares and a stock option for 189,154 shares. The option may be exercised at any time prior to December 31, 2009, at the closing market price as of December 31, 1999 ($34.875). Receipt of some of the TARSAP shares in three years is conditioned upon the Company achieving a three-year EPS growth and a return on total capital according to a matrix. Shares not earned in the three-year period will be paid out to Mr. Roe at the end of five years, assuming his continued employment with the Company. On January 1, 2000, most other officers received lesser TARSAP grants and stock options on the same terms as Mr. Roe.

    The Omnibus Budget Reconciliation Act of 1993 (OBRA), imposes a $1,000,000 cap on the deductibility of executive compensation. By action of the shareholders in 1997, all officer bonuses were intended to qualify as performance-based compensation and thus are not subject to this limitation. The Committee believes that its compensation program, both annual and long-term, is in the best interests of the Company and its shareholders. While the Committee will continue to employ compensation programs which provide tax savings for the Company, it is possible that components of certain executive compensation programs may not be tax deductible to the Company.

THE COMPENSATION COMMITTEE

  Winslow H. Buxton, Chair
  Roger D. O'Shaughnessy
  C. Angus Wurtele

BEMIS RETIREMENT PLAN

    The Bemis Retirement Plan (the "Retirement Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits under the Retirement Plan which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction or provide benefits over time equivalent to those otherwise payable under the Retirement Plan but for the Internal Revenue Code limitations. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

PENSION PLAN TABLE

	Years of Credited Service at Normal Retirement Date
Final Average Salary	15	20	25	30 and Above
300,000	70,701	94,268	117,835	141,402
400,000	95,701	127,601	159,502	191,402
500,000	120,701	160,935	201,168	241,402
600,000	145,701	194,268	242,835	291,402
700,000	170,701	227,601	284,502	341,402
800,000	195,701	260,935	326,168	391,402
900,000	220,701	294,268	367,835	441,402
1,000,000	245,701	327,601	409,502	491,402
1,100,000	270,701	360,935	451,168	541,402
1,200,000	295,701	394,268	492,835	591,402

    Compensation covered by the Retirement Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 35 years; Jeffrey H. Curler 25 years; Robert F. Mlnarik 28 years; Scott W. Johnson 22 years; Benjamin R. Field 35 years; and Thomas L. Sall 21 years.

PERFORMANCE GRAPH

    The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corporation; and Sonoco Products. The peer group is the same as last year. The graph assumes the investment of $100 in each group on January 1, 1995, and the reinvestment of all dividends when and as paid.

Total Shareholder Returns

[GRAPH]

	Cumulative Total Return
	12/94	12/95	12/96	12/97	12/98	12/99
Bemis Company	100.00	109.36	160.82	195.89	172.34	162.65
Peer Group	100.00	124.56	163.87	204.06	174.19	180.69
S & P 500	100.00	137.58	169.17	225.61	290.09	351.13

APPOINTMENT OF AUDITORS

    A further purpose of the meeting is to vote on the ratification of the appointment of independent auditors for the year ending December 31, 2000. While neither Missouri law, the Company's Restated Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of PricewaterhouseCoopers LLP, which has served as independent public auditor for the Company for more than 60 years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of PricewaterhouseCoopers LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

    Proxies solicited by the Board of Directors will be voted for ratification of the appointment of PricewaterhouseCoopers LLP unless stockholders specify otherwise in their proxies.

STOCKHOLDER SUBMISSIONS

    All stockholder proposals to be presented at the 2001 annual meeting of stockholders that are requested to be included in the Proxy Statement and form of proxy relating thereto must be received by the Company not later than December 1, 2000.

    Under the Company's Bylaws, stockholder proposals to be brought before any meeting of stockholders or nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice by the stockholder must be delivered or received at the Company's principal executive offices not less than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a stockholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 business days after the first public announcement of the date of such annual meeting. The notice must set forth certain information concerning such proposal or such shareholder and the nominees, as specified in the Company's Bylaws. The presiding officer of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

    The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors
[/S/ SCOTT W. JOHNSON] Scott W. Johnson, Secretary

BEMIS COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 4, 2000
9:00 a.m.

The Main Lounge of the Minneapolis Club
729 2nd Avenue South
Minneapolis, Minnesota

[LOGO]	Bemis Company, Inc. PROXY 222 South Ninth Street, Suite 2300 Minneapolis, Minnesota 55402-4099

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 4, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the Proxy will be voted "FOR" Items 1 and 2.

By signing the Proxy, you revoke all prior proxies and appoint Benjamin R. Field and Scott W. Johnson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

COMPANY #

CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/bms/ — QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Bemis Company, Inc, c/o Shareowner Services,-SM- P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, Please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect three directors for a term of three years.	01 Winslow H. Buxton 03 William J. Bolton	02 John G. Bollinger	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.	/ /	For	/ /	Against	/ /	Abstain
3. To transact such other business as may properly come before the meeting.

4. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting. Only stockholders of record at the close of business on March 17, 2000 will be entitled to receive notice of and to vote at the meeting.
 This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. if no direction is made, this Proxy will be voted for the Nominees.
Address Change? Mark Box / / Indicate Changes below:
Dated: , 2000

Signature(s) in Box
(If there are co-owners both must sign)

The signature(s) should be exactly as the name(s) appear printed to the left. If a corporation, please sign the corporation name in full by a duly authorized officer and indicate the office of the signer. When signing as executor, administrator, fiduciary, attorney, trustee or guardian, or as custodian for a minor, please give full title as such. If a partnership, sign in the partnership name.

BEMIS COMPANY, INC. BEMIS INVESTMENT INCENTIVE PLAN	VOTING INSTRUCTIONS TO TRUSTEE

I hereby direct U.S. Bank National Association, as Trustee of the Bemis Investment Incentive Trust, to vote at the Annual Meeting of the Stockholders of Bemis Company, Inc. ("the Company") to be held on May 4, 2000 (or at any adjournment thereof) the Common Stock of the Company allocated to my Bemis Investment Incentive Plan.

I understand this card must be returned to the Trustee no later than April 26, 2000 if my voting instructions are to be honored. If it is not received by the Trustee by April 26, 2000, or if it is received but the voting instructions are invalid, the stock with respect to which I could have instructed the Trustee will be voted by the Trustee in the same proportion as votes actually cast by Plan Participants.

The Trustee is hereby directed to vote as indicated below on the following proposals which are more fully described in the Company's Notice of Annual Meeting and Proxy Statement.

1. To elect three directors for a term of three years	/ / FOR all nominees listed below (except as marked to the contrary below)	/ / WITHHOLD AUTHORITY to vote for all nominees listed below

Winslow H. Buxton, John G. Bollinger, William J. Bolton

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. To vote upon ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

/ / FOR	/ / AGAINST	/ / ABSTAIN

(continued, and to be signed on reverse side)

3. To transact such other business as may properly come before the meeting.

4. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

This voting card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this voting card will be voted by the Trustee in the same proportion as votes actually cast by Plan Participants.

Dated:

Signature
Please sign, date and promptly return this card using the enclosed envelope addressed to U.S. Bank National Association.

QuickLinks

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES
RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
OWNERSHIP OF THE COMPANY'S SECURITIES
INFORMATION WITH RESPECT TO DIRECTORS
CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE As of December 31, 1999
STOCK OPTIONS
OPTION GRANTS IN 1999
MANAGEMENT AGREEMENTS
REPORT OF THE BOARD COMPENSATION COMMITTEE
BEMIS RETIREMENT PLAN
PERFORMANCE GRAPH
APPOINTMENT OF AUDITORS
STOCKHOLDER SUBMISSIONS